Exhibit 10.4

LEASE AGREEMENT ENTERED INTO:

BY AND BETWEEN:
Orange Peach Real Estate Inc./ Immeubles Orange Peach Inc., a body corporate duly incorporated pursuant to the Canada Business Corporations Act, having its head or registered office at 175 Péladeau, in the City of Magog, judicial district of Saint-François, Province of Quebec, J1X 5G9, represented by Mr. Dieter Hermann Raschke, its director, who is duly authorized to act herein;

(the “Landlord”)

AND:
Magnum Recycle Canada, Inc. a body corporate duly incorporated under the Canada Business Corporations Act, having its head office at 4748 Tomifobia Street, in the City of Sherbrooke, judicial district of Saint-François, Province of Quebec, J1L 2K5, represented by Mr. Joseph J. Glusic, its President, who is duly authorized to act herein;

(the “Tenant”)

WHEREAS Landlord is the owner of the Premises (as hereinafter defined);

WHEREAS Landlord wishes to lease the Premises (as hereinafter defined) to Tenant, for it to operate same and to obtain the benefits therefrom, upon the terms and conditions hereinafter set forth;

NOW THEREFORE, THIS AGREEMENT WITNESSETH:

SECTION I - PREAMBLE AND INTERPRETATION

1.1	The preamble hereof forms integral part of this Agreement, as if recited herein at length.

1.2	For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Additional Rent” has the meaning ascribed hereto in Section 4.1;

“Base Rent” has the meaning ascribed hereto in Section 3.1;

“Building” has the meaning ascribed hereto in Section 2.1;

“Buyer” has the meaning ascribed hereto in Section 17.1

“Claims” has the meaning ascribed hereto in Section 11.2;

“Commencement Date” has the meaning ascribed hereto in Section 2.2;

“Environmental Law” has the meaning ascribed hereto in Section 11.2;

“Environmental Permits” has the meaning ascribed hereto in Section 11.2;

“Hazardous Substances” has the meaning ascribed hereto in Section 11.2;

“Land” has the meaning ascribed hereto in Section 13.3.2;

“Lease” means this Lease Agreement and all schedules attached hereto;

“Losses” has the meaning ascribed hereto in Section 11.2;

“Notice” has the meaning ascribed hereto in Section 17.9;

“Premises” has the meaning ascribed hereto in Section 2.1;

“Release” has the meaning ascribed hereto in Section 11.2;

“Real Estate Taxes” has the meaning ascribed hereto in Section 5.2;

“Rent” means Base Rent and Additional Rent, collectively;

“Term” has the meaning ascribed hereto in Section 2.2; and

“Third Party Offer” has the meaning ascribed hereto in Section 17.1.

SECTION II - LEASE OF PREMISES AND TERM OF LEASE

2.1
Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord a gross leasable area of approximately ninety-eight thousand and five hundred and thirty-five square feet (98,535 sq. ft.) (the “Premises”), the whole as described in Schedule 2.1, forming part of that certain building situated at 2035 Boulevard Industrial in the City of Magog having a gross leasable area of approximately 98,535 sq. ft. (the “Building”).

2.2
The term of this Lease (the “Term”) shall commence on August 1, 2008 (the “Commencement Date”) and expire at the end of the period which is five (5) years after the Commencement Date, unless sooner terminated in the manner contemplated by the provisions of this Lease or by law.

2.3
Should Tenant remain in occupation of the Premises after the expiration of the Term without having executed a new written lease with Landlord, such holding over shall not constitute a renewal or extension or a further extension, as the case may be, of this Lease and Landlord shall have the option, in its sole discretion, to elect to treat Tenant as one who has not removed itself from the Premises at the end of the Term thus giving Landlord the right to exercise against Tenant all remedies provided by law in that situation or to construe such holding over as a tenancy from month to month, subject to all the terms and conditions of this Lease, save as to its duration and save that the Rent payable for each month of such holdover tenancy shall be one hundred and fifty percent (150%) of the last monthly installment of Base Rent payable pursuant to Section 3.1, plus all Additional Rent attributable to the month in question.

SECTION III - RENT

3.1
Tenant covenants and agrees to pay to Landlord the following rent (the “Base Rent”) in lawful money of Canada, without any demand therefore being necessary, payable in advance in equal monthly installments on the first day of each month, starting on the Commencement Date:

3.1.1	for the first year of the Term, an annual rental equal to $2.25 per square foot of gross leasable area;

3.1.2	for the second year of the Term, an annual rental equal to $3.25 per square foot of gross leasable area;

3.1.3	for the third year of the Term, an annual rental equal to $4.25 per square foot of gross leasable area;

3.1.4	for the fourth year of the Term, an annual rental equal to $5.25 per square foot of gross leasable area;

3.1.5	for the fifth year of the Term, an annual rental equal to $6.25 per square foot of gross leasable area.

3.2	Rent shall be payable without reduction, deduction, diminution, set-off or compensation whatsoever.

SECTION IV - NET RENTALS

4.1
Tenant acknowledges that the Rent shall be absolutely net to Landlord; save only as herein expressly set forth, Landlord shall not be responsible for any costs, charges, impositions, expenses or outlays of any nature or kind whatsoever arising from or relating to the Premises, the contents thereof, or the business carried on therein, and Tenant shall pay: (i) all such costs, charges, impositions, expenses and outlays of every nature and kind (including such costs, charges, impositions, expenses and outlays as may be incurred by or paid for by Landlord on its behalf, in accordance with the terms of this Lease; in this regard, at the request of Tenant, the Landlord shall provide the Tenant with sufficient information permitting the Tenant to verify such costs, charges, impositions, expenses and outlays) and (ii) all Real Estate Taxes as hereinafter set forth, in each case to Landlord's complete and entire exoneration (collectively, the “Additional Rent”).

4.2
Tenant shall pay to Landlord all goods and services taxes, sales taxes, value-added taxes and any other existing or future taxes of a similar nature imposed by any governmental authority with respect to any amount payable by Tenant to Landlord under this Lease or in respect of the rental of space thereunder, calculated in accordance with the legislation applicable thereto, it being the intention of the parties that Landlord shall be fully reimbursed by Tenant with respect to any and all such taxes to be remitted to the taxing authorities by Landlord with respect to this Lease, any amounts payable by Tenant to Landlord under this Lease and the use and occupancy by Tenant of the Premises. All such taxes shall be payable by Tenant at the same time as the amounts for which such taxes are imposed are payable to Landlord under this Lease.

SECTION V - REAL ESTATE TAXES

5.1
Throughout the Term of this Lease, Tenant shall pay, as Additional Rent, all Real Estate Taxes. During the first and last years of the Term (in the event same comprises less than complete tax years), the amount Tenant is required to pay pursuant to the foregoing shall be subject to a per diem adjustment.

5.2
As used herein, “Real Estate Taxes” shall mean collectively, all taxes, surtaxes, rates, levies, impositions and assessments, general or special, and any other taxes, surtaxes, rates, levies, impositions or assessments which are now or which may ever be levied or imposed, for municipal, urban community, school, public betterment, general, local improvement or other purposes against or in respect of the Premises in effect from time to time, excluding any taxes which are now or may hereafter be personal to the Landlord, including without limitation, transfer duties, business taxes, place of business taxes, corporate taxes, income taxes or taxes on capital of the Landlord.

5.3
Landlord shall promptly invoice Tenant for the Real Estate Taxes upon receipt by Landlord of the Real Estate Tax assessment and Tenant shall pay directly to taxing authority three (3) business days prior to the due date thereof.

5.4
The Landlord shall obtain Tenant’s consent before incurring any expenses to obtain or attempt to obtain a reduction of Real Estate Taxes; if Tenant consents to Landlord obtaining or attempting to obtain a reduction of Real Estate Taxes, such expenses shall be paid by Tenant as Additional Rent for the lease year during which they are incurred.

5.5
In the event that Tenant shall have paid the Real Estate Taxes pursuant to this Section V in respect of any period during the Term of this Lease and Landlord shall thereafter receive a refund of any portion thereof in respect of such period, Landlord shall pay to Tenant such refund, net of any expenses unpaid by Tenant pursuant to Section 5.4.

5.6
Landlord shall have no obligation to contest, object to or litigate the levying or imposition of Real Estate Taxes or any valuation imposed with respect thereto. Provided that the Tenant is not in default under this Lease, Tenant shall have the right to contest, object to or litigate, in the name of, and in priority to, the Landlord but at its sole costs and expense, the levying or imposition of Real Estate Taxes or any valuation imposed with respect thereto, and shall keep Landlord informed on an on-going basis of any such contestation, objection or litigation.

SECTION VI - USE OF PREMISES

6.1
Tenant shall exclusively use the Premises for offices, manufacturing of products, research and development, warehousing and distribution of Tenant’s products, and for any purpose or activity agreed upon by the Landlord and the Tenant. Nothing herein shall be so interpreted as to imply that this Lease is conditional upon Tenant obtaining any permits or licenses for the exploitation of such business from any municipal, provincial or other authority with the understanding that the Tenant has made preliminary inquiries that indicate its intended uses do not violate any governing laws and codes.

SECTION VII - UTILITIES AND ADDITIONAL CHARGES

7.1
Tenant shall pay, as and when due, all personal taxes, including, without limiting the generality of the foregoing, water taxes, water-rates and business taxes, and other similar rates and taxes which may be levied or imposed upon the Premises or upon the business carried on therein, as well as all other rates and taxes which are or may be payable by Tenant as tenant or occupant of the Premises. If the mode of collecting such taxes be so altered as to make Landlord or the owners liable therefore instead of Tenant, or if the system of taxation now in effect is altered and any new tax be levied or imposed upon the Premises or upon the business carried on therein, or if by law, regulation or otherwise such taxes are made payable by landlords or owners, Landlord will pay such taxes and Tenant will repay Landlord as Additional Rent on demand the amount of such taxes.

7.2
Tenant shall pay, without duplication, as and when due, all license fees, water rates, sewer rates and other like fees, charges, rates and assessments that may be levied, charged, rated or assessed against the Premises or the equipment and facilities thereon or therein or any property on the Premises owned or brought thereon by Tenant.

7.3
Tenant shall pay for the cost of all utilities consumed or used within the Premises, same to include, without limitation, the cost of water, gas, electricity, steam, fuel or other energy and Tenant shall pay for the cost of all fittings, machines, apparatus, meters or other things leased in respect thereof and for all work or services performed by any corporation or commission in connection with any such utilities. Tenant’s obligations under this Section 7.3 include, without limitation, the obligation to pay for the cost of all electricity or other utilities consumed or used to heat, ventilate and, if applicable, air condition the Premises.

7.4
Tenant will retain evidence of payment of any charges referred to in this Section VII which it pays directly to any public authority for inspection by Landlord at Tenant’s offices during normal business hours upon reasonable prior notice, the whole for a period of five (5) years following the due dates for payment of said charges.

SECTION VIII - LANDLORD AND TENANT CARE

8.1
Tenant shall, at its sole cost and expense, be responsible for all repairs to the Premises, including, without limitation, the replacement and major repairs to the structure of the Premises (including the roof of the Premises) and replacement and major repairs of the mechanical systems (including plumbing, heating, ventilation and air-conditioning equipment) and shall, at its sole cost and expense, diligently operate, clean, heat, ventilate, maintain, perform janitorial services for and keep the Premises and every part thereof, including, without limitation, the plumbing and the other mechanical systems, services and equipment, including production equipment installed therein or thereon, in good order and condition and promptly make all maintenance, repairs and replacements of any nature and kind which are from time to time required to be made thereto, the whole to the complete exoneration of Landlord and notwithstanding any provision of any applicable law to the contrary including, without limitation, Article 1864 of the Civil Code of Quebec. Tenant shall perform all of its obligations contemplated by this Section VIII as a prudent owner would do.

8.2
Tenant acknowledges that major repairs to the Building have been completed by the Landlord prior to Tenant taking possession of the Premises. Prior to taking possession of the Premises, Tenant shall perform a pre-occupancy inspection of the Premises and shall notify the Landlord in writing, prior to occupancy, of any potential deficiencies, the Tenant being deemed to be satisfied with the state of repair of the Premises if no such notice is sent to the Landlord prior to occupancy.

8.3
Tenant shall take out and maintain in force such service contracts with reputable service providers (for matters such as but not limited to the maintenance and repair of the heating, ventilating, plumbing and other mechanical systems, services and equipment which are its responsibility pursuant to the provisions of this Lease, garbage, refuse, rubbish, trash and waste removal, security, snow removal, landscaping and the like) for the good order, appearance, safety and care of the Premises.

8.4	At the expiration or earlier termination of this Lease, Tenant shall return the Premises to Landlord in the state and condition they were as of the date of occupancy, normal wear and tear excepted.

8.5
In the event Tenant fails to comply with the obligation to maintain, repair and replace imposed hereunder, Landlord, after giving written notice of thirty (30) days to Tenant, shall have the right to itself carry out such maintenance, repairs and replacements. Any and all costs incurred by Landlord in so doing, together with a fee equal to fifteen percent (15%) of such costs, shall be payable by Tenant to Landlord as Additional Rent on demand. Notwithstanding the foregoing, in the event any work or action is urgently required at times when authorized representatives of Tenant cannot be located, Landlord may proceed with such reasonable steps as in its discretion are deemed by it to be necessary for the protection and preservation of the Premises and Tenant shall reimburse Landlord for the amount expended as Additional Rent on demand.

SECTION IX - MAJOR REPAIRS, ALTERATIONS, ADDITIONS AND IMPROVEMENTS

9.1
Subject to Section 8.1, Tenant shall not at any time make any material improvements, alterations, additions or major repairs to the Premises without obtaining all necessary permits from the appropriate public authorities and without obtaining the prior written consent of Landlord. The cost of such improvements, alterations, and additions or repairs shall be the sole responsibility of Tenant and, if any payment in respect thereof shall be made by Landlord, the same shall be payable by Tenant on demand as Additional Rent.

9.2
All improvements, alterations, additions or repairs to the Premises made by the Tenant shall, upon termination of this Lease, be removed by the Tenant at Tenant’s cost and Tenant shall restore the Premises or any part thereof to their condition as of the date of occupancy, reasonable wear and tear only excepted, or as may be otherwise approved in writing by the Landlord.

9.3
Tenant may install signs on the exterior portion of the Premises provided that the signs conform with all relevant governmental laws, by-laws and regulations. Throughout the Term, any such sign shall be at the sole cost and expense of the Tenant, including without limitation, all costs and expenses related to the installation, operation, illumination, cleaning, maintenance and, at the expiry of the Term or earlier termination, removal of any such sign.

SECTION X - ACCESS TO PREMISES

10.1
Landlord, its agents and representatives may enter the Premises from time to time during the Term at all reasonable times upon twenty-four (24) hours prior written notice (and at any time during an emergency) to examine their condition and to view their state of repair.

SECTION XI - COMPLIANCE WITH LAWS AND INDEMNIFICATION

11.1
Tenant will not do or permit anything to be done in, upon or about the Premises or bring or keep anything therein which will in any way conflict with the regulations of the fire, police or health departments or with the rules, regulations, by-laws, ordinances or laws of the municipality in which the Premises are situated, the applicable urban community (if any), or any governmental authority having jurisdiction over the Premises or the business conducted therein, all of which Tenant undertakes to abide by and conform to.

Tenant covenants and agrees that it will indemnify and hold harmless Landlord, its shareholders, directors, officers, agents and contractors from and against any penalty or fine imposed for or damage arising from the breach of any such rules, regulations, by-laws, ordinances or laws by Tenant or those for whom Tenant is responsible.

11.2
For the purposes hereof: “Environmental Law” means any law or instrument having the force of law, and any policy, code, order, rule, norm, directive, orders-in-council, protocol, standard, decision, declaration, injunction, or guideline issued, adapted, published or rendered by any governmental authority and related, in whole or in part, to the environment, its protection and to public and occupational health and safety; “Hazardous Substances”: any substances; wastes; liquid, gaseous or solid substances; gas or petroleum or any substance derived therefrom; micro-organisms; acoustical waves; vibrations; radiances; calorific fumes; odors; radiations; energy vectors; plasma; inanimate or animate inorganic or organic matter; catalysts, including permanent or temporary catalysts, or any combination of the elements listed hereinabove, which are considered to be hazardous materials, hazardous wastes, solid wastes, toxins or pollutants, deleterious substances, contaminants or sources of pollution or contamination in virtue of Environmental Laws; “Environmental Permits” means any permits, licenses, certificates of authorizations, registrations and other authorizations issued, transferred or otherwise held by Tenant for its activities and assets at the Premises, as may be issued, transferred or otherwise held or required under Environmental Laws; “Claims” means all claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees, interest, demands, actions and causes of action of any nature or any kind whatsoever; “Losses” means all Claims, investigations, liens, injuries, costs of settlement or other costs or expenses of whatever kind or nature (including any action or proceeding brought, threatened or ordered by any governmental authority), including legal and experts’ fees and court costs and expenses, and investigation and remediation costs; and “Release” means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances).

11.3
Tenant shall ensure that all activities at the Premises are in compliance in all material respect with all Environmental Laws and Environmental Permits, save and except for those matters of non-compliance that may have existed as of or prior to the date of occupancy. Without limiting the generality of the foregoing, Tenant shall not, and shall not permit any other person or entity to do anything with or related to Hazardous Substances at or from or about the Premises except in full compliance with all applicable Environmental Laws. Immediately following obtaining knowledge of the presence or any discharge, disposal, dumping, dispersion, spill, emission, migration or release of any Hazardous Substances, Tenant shall, at its expense, immediately: (i) notify Landlord of such hazard, (ii) obtain from a reputable environmental consultant reasonably satisfactory to Landlord, and deliver to Landlord, a written proposal for remediation which shall include a detailed estimate of the cost of remedying such hazard, and (iii) if the hazard has arisen from or in connection with the business or activities of the Tenant, begin appropriate remedial action and diligently pursue such remedial action to completion in accordance with all Environmental Laws. If Landlord or Tenant receives any notice from any authority having jurisdiction of any violation or potential violation of any Environmental Laws arising from or in connection with the business or activities of Tenant, then: (a) the recipient of the notice shall immediately deliver a copy of such notice to the other party, and (b) Tenant shall take all such measures, at its sole expense, in strict compliance with all Environmental Laws, as shall be necessary or useful for purposes of ending any ongoing violation, preventing any potential violation and remedying any past violation. Tenant will provide to Landlord from time to time, at its request, a list of all Hazardous Substances present at the Premises, as well as such other information related to environmental matters as Landlord may reasonably request.

11.4
Tenant shall comply with the requirements and recommendations, upon request by the Landlord, of all insurance advisory organizations as well as those of all insurance companies having policies of any kind whatsoever in effect covering the Premises, save and except for those matters of non-compliance that may have existed as of or prior to the date of occupancy. In no event shall any inflammable materials or explosives (except to the extent required by Tenant to carry on its business and then only as permitted by Landlord’s and Tenant’s insurers) be taken into or maintained within the Premises.

SECTION XII - NON-RESPONSIBILITY OF LANDLORD

12.1
To the full extent permitted by law, unless caused by Landlord’s fault or negligence, Landlord shall not be liable for any loss, injury or destruction arising in or upon the Premises to any property or person or for any personal injuries sustained by Tenant, its officers, servants, employees, agents, invitees or licensees, or by any other person claiming through Tenant, which may result at any time from any reason or cause whatsoever. The Tenant hereby covenants to indemnify Landlord of and from all loss, costs, claims or demands in respect of such damage, loss, injury or destruction. Without restricting the generality of the foregoing, to the full extent permitted by law, unless caused by Landlord’s fault or negligence, Landlord shall not, under any circumstances, be liable for any damage resulting from water, steam, rain or snow which may leak into, issue or flow from the pipes or plumbing or sprinklers or from any other part of the Premises or from any other place or quarter. An event or circumstance contemplated in this Section 12.1 shall be deemed not to be an eviction or disturbance of Tenant’s enjoyment of the Premises and the occurrence thereof shall not render Landlord liable in damages to Tenant or entitle Tenant to claim any diminution in Base Rent or Additional Rent.

12.2
Despite any law to the contrary, unless caused by Landlord’s fault or negligence, Landlord will not be liable in any manner to Tenant, or to any other person claiming through Tenant for failure to perform any of its obligations hereunder, or be responsible for any damage resulting from delays any repairs, replacement or reconstruction of the Premises or thereon, or from the interruption of any service or facility provided in the Premises, caused or required by strike, lock-out, labour trouble, labour controversy, riot, accident, inability to procure materials or labour, bankruptcy or insolvency of contractor or sub-contractor, government rule, regulation or order, act of God or of any enemy of the Queen, fire or other casualty, act or omission of Tenant, or any other tenant or occupant of the Premises, cas fortuit, force majeure, or any other cause or condition, whether of the foregoing nature or not, which is beyond the reasonable control of Landlord. An event or circumstance contemplated in this Section 12.2 shall be deemed not to be an eviction or disturbance of Tenant’s enjoyment of the Premises. The occurrence thereof shall not render Landlord liable in damages to Tenant or entitle Tenant to claim any diminution in Base Rent or Additional Rent. Upon such occurrence, Landlord shall without delay take all reasonable steps to terminate the event or circumstance in question.

SECTION XIII - INSURANCE

13.1
From the Commencement Date and throughout the Term, the Landlord shall, at its own cost and expense, take out and keep in full force and effect any and all property and public liability and property damage insurances as the Landlord reasonably considers advisable, in such amounts and with such reasonable deductibles as would be carried by a prudent owner of a reasonably similar property, having regard to size, age and location.

13.2
Tenant will pay or reimburse Landlord, as the case may be, as Additional Rent, all insurance costs, premiums and deductible payments relating to the insurance policy subscribed by the Landlord in respect of any damage to the Premises.

13.3	From the Commencement Date and throughout the Term, Tenant shall, at its own cost and expense, take out and keep in full force and effect:

13.3.1
comprehensive general liability insurance (including blanket contractual liability endorsement) with respect to the business carried on in or from the Premises and the use and occupancy thereof for bodily injury and death and damage to property of others in an amount of at least ten million dollars ($10,000,000.00) for each occurrence or such greater amounts as Landlord may from time to time reasonably require;

13.3.2
all-risks insurance including the perils of fire, extended coverage, leakage from sprinkler and other fire protective devices, earthquake, collapse and flood in respect to furniture, equipment, inventory and stock-in-trade, fixtures and leasehold and other improvements, alterations and additions located in or on the Building or the land upon which such building is located (the “Land”), by whomsoever and whensoever made or installed therein or thereon, and such other property located in, on or forming part of the Premises, including all mechanical or electrical systems (or portions thereof) installed by Tenant in the Premises, the whole for the full replacement cost (without depreciation) in each such instance;

13.3.3	if any boiler or pressure vessel is operated in the Premises, broad form boiler and pressure vessel insurance with respect in such amount as Landlord may from time to time reasonably require;

13.3.4	business interruption insurance in such amount as Landlord may from time to time reasonably require;

13.3.5	glass and plate-glass insurance to the full replacement cost thereof;

13.3.6	Tenant’s legal liability insurance in such amount as Landlord may from time to time reasonably require; and

13.3.7	such additional insurance as Landlord, acting reasonably, may from time to time reasonably require.

13.4
All policies of insurance will: (i) be in form satisfactory to the parties, (ii) be placed with insurers acceptable to each party, and (iii) provide that they will not be cancelled, materially altered or permitted to lapse unless the insurer notifies the other party in writing at least thirty (30) days prior to the date of cancellation, material alteration or lapse. Each such policy will name the other party and any other party required by it as an additional insured as its interest may appear. Each comprehensive general liability insurance policy will contain a provision of cross-liability and severability of interests as between Landlord and Tenant. All policies will contain a waiver of subrogation rights which each party’s insurers may have against the other party, the other party’s insurers and persons under the other party’s care and control. Each party hereby releases and waives any and all claims against the other party and those for whom the other party is in law responsible with respect to occurrences required to be insured against by such party hereunder. Each party will from time to time furnish the other party, upon request, with certified copies of all such insurance policies and the renewals thereof.

13.5
Should Tenant fail to take out or keep in force such insurance, Landlord will have the right to do so and to pay the premiums therefor and in such event Tenant will repay to Landlord the amount paid as premiums as Additional Rent on demand.

13.6
Should Landlord fail to take out or keep in force the insurances mentioned in Section 13.1 hereof, Tenant will have the right to do so and to pay the premiums therefore. The amount of any such premiums paid by the Tenant shall be deducted from the Additional Rent, except for premiums of the insurance subscribed by the Landlord in respect of any damage to the Premises only.

SECTION XIV - DEFAULT

14.1	In any of the events following, namely:

14.1.1
if Tenant shall fail to pay to Landlord when due, any installment or other amount of Base Rent or Real Estate Taxes or any other Additional Rent payable hereunder and such default continues for at least ten (10) days after a written notice has been given to the Tenant;

14.1.2
if Tenant, or any guarantor or indemnifier of Tenant’s obligations under this Lease, shall be declared dissolved, bankrupt or wound-up, or shall make any general assignment for the benefit of its creditors, or take or attempt to take the benefit of any insolvency, winding-up or bankruptcy legislation, or if a petition in bankruptcy or in winding-up or for reorganization shall be filed by or against Tenant, or if a receiver or trustee be appointed for or enter into physical possession of the property of Tenant, or any such guarantor or indemnifier, or any part thereof;

14.1.3
if Tenant shall assign, sublet or permit the use of the Premises, in whole or in part, by others who are not affiliates of Tenant (as defined under Tenant’s governing legislation) except in a manner authorized herein;

14.1.4
if Tenant shall default in the performance of its other obligations under this Lease (other than those referred to in other paragraphs of this Section 14.1, to which this paragraph 14.1.4 will not apply) and (i) the default is not rectified within the specific delay applicable to the default in question stipulated in a specific provision of this Lease; or (ii) in absence of any such specific delay, Tenant has not rectified the default within thirty (30) days after written notice thereof to Tenant stating with reasonable particularity the nature thereof; or (iii) if the default is not reasonably capable of being cured within such thirty-day (30-day) delay and Tenant does not both commence to cure it within said thirty-day (30-day) delay and thereafter proceed to effect such cure with all due diligence;

then notwithstanding any provision of law to the contrary (including, without limitation, Articles 1863 and 1883 of the Civil Code of Quebec), this Lease may be terminated ipso facto at the option of Landlord upon written notice to Tenant to such effect, Tenant to be in default by the mere lapse of time for performing its obligations. It is expressly agreed that such termination shall be in addition and without prejudice to all other rights and recourses of Landlord as provided by law or in this Lease, without diminution or extinction of the liability of any guarantor of Tenant’s obligations hereunder. Upon termination, Tenant shall immediately vacate and surrender the Premises and all of its rights therein and thereto and in and to the Lease to Landlord. Upon the occurrence of any such event of default, Landlord may forthwith, without notice or any form of legal process, and with or without termination of the Lease, suspend any services and utilities, bolt the Premises and change the locks thereof. Upon termination, Landlord may forthwith, without notice or any form of legal process, re-enter upon and take possession of the Premises, remove or cause to be removed therefrom any persons and property occupying same and re-let the Premises to whomsoever it may choose and, furthermore, declare forfeit any inducements, incentives and allowances granted to Tenant by this Lease, all of which shall immediately become due and payable by Tenant to Landlord, recover from Tenant all amounts due, expenses of such re-letting (including any repairs, alterations or improvements necessitated thereby) and Base Rent for a period equivalent to the greater of: (a) the remaining Term succeeding the date of such termination or (b) six (6) months, all of which shall immediately become due and payable, the whole without limiting, diminishing or extinguishing the liability of Tenant or any guarantor or indemnifier of Tenant's obligations under this Lease.

14.2
If Landlord shall default in the performance of its obligations under this Lease and (i) the default is not rectified within the specific delay applicable to the default in question stipulated in a specific provision of this Lease; or (ii) in absence of any such specific delay, Landlord has not rectified the default within thirty (30) days after written notice thereof to Landlord stating with reasonable particularity the nature thereof; or (iii) if the default is not reasonably capable of being cured within such thirty-day (30-day) delay and Landlord does not both commence to cure it within said thirty-day (30-day) delay and thereafter proceed to effect such cure with all due diligence;

then notwithstanding any provision of law to the contrary (including, without limitation, Article 1863 of the Civil Code of Quebec), this Lease may be terminated ipso facto at the option of Tenant upon written notice to Landlord to such effect, Landlord to be in default by the mere lapse of time for performing its obligations. It is expressly agreed that such termination shall be in addition and without prejudice to all other rights and recourses of Tenant as provided by law or in this Lease, the whole without limiting, diminishing or extinguishing the liability of Landlord under this Lease.

14.3
Any dispute, difference, controversy or claim arising out of or in connection with the right to terminate the Lease pursuant to Section 14.1 or 14.2 (the “Dispute”) shall be referred to and finally settled under the provisions of the Quebec Code of Civil Procedure by one arbitrator who shall be appointed by both parties. If the parties are unable to agree on the arbitrator within five (5) days of a party’s notice to refer the Dispute to arbitration, then such appointment shall be made by a judge of the Quebec Superior Court. The place of arbitration shall be in Montreal. Each party shall bear the costs of preparing its own case. The final award shall fix the costs of the arbitrator and the hearings, and determine which parties shall bear them or in what proportion they shall be borne by them. The decision of such arbitrator shall be final and binding upon the parties.

SECTION XV - ASSIGNMENT AND SUBLETTING

15.1
Tenant may not assign this Lease or sublet the Premises or any part thereof without the prior written consent of Landlord, which consent shall not be unreasonably withheld or unduly delayed. Notwithstanding the foregoing, the Tenant shall have the right to assign this Lease or to sublet all or any portion of the Premises to any affiliates of the Tenant (as defined under Tenant’s governing legislation) without having to obtain the prior written consent of the Landlord. Tenant shall remain solidarily liable with the assignee or sublessee of the Lease.

15.2	Landlord may assign, in whole or in part, its rights and obligations under the present Lease without Tenant’s consent, and without any notice or other formality.

SECTION XVI - DAMAGE AND DESTRUCTION AND EXPROPRIATION

16.1
If, during the Term, the Premises are damaged or destroyed by fire or other casualty covered by a standard insurance policy, the Base Rent will abate in the proportion that the part of the Premises rendered unfit for occupancy bears to the whole of the Premises until the Premises are rebuilt. Unless the Lease is terminated as provided in Section 16.2, the Landlord agrees that it will, with reasonable diligence, repair the Premises to the extent that insurance proceeds for reconstruction are made available to the Landlord.

16.2
If the Premises are damaged or destroyed by any cause whatsoever and if the Landlord determines that the Premises cannot be rebuilt or made fit for the purposes of the Tenant’s use within one hundred and eighty (180) days of the damage or destruction, the Landlord shall advise the Tenant within thirty (30) days following such damage or destruction. The Landlord or Tenant may then, at its option, terminate the Lease by giving to the other party notice of termination within thirty (30) days of the Landlord’s notice above and thereupon any Rent and/or other payment for which the Tenant is liable under the Lease will be apportioned and paid to the date of such damage or destruction and the Tenant will immediately deliver up possession of the Premises to the Landlord.

16.3
The Tenant shall, when it becomes aware of same or when the Tenant should, acting reasonably, have become aware of same, notify the Landlord of any damage to, and/or deficiency and/or defect in any part of the Premises, and/or any equipment or utility systems, and/or any installations located therein, notwithstanding the fact that the Landlord may have no obligation with respect to same.

16.4
If the whole or any part of the Premises shall be condemned, expropriated or taken in any manner for any public or quasi-public use or purpose and as a result of any such event the Tenant is prevented from using the Premises for the purpose set forth in Section VI, the Landlord or the Tenant may at its option terminate this Lease by giving notice in writing to the other that the term hereof shall expire upon the date when possession is required for such purpose, and in the event of such expiration Landlord shall have no liability to Tenant of any nature whatsoever.

16.5
If the Landlord or the Tenant elects not to terminate the Lease, the Tenant shall be entitled to a diminution of the Rent during the period and for the area of the expropriation. Such diminution shall be reclaimed from the date the Tenant is required to vacate the expropriated premises and shall be calculated on a pro rata basis.

SECTION XVII - ADDITIONAL PROVISIONS

17.1
Right of First Refusal: If, at any time during the Term, Landlord receives a bona fide written offer (“Third Party Offer”) from any person acting at arm’s length with the Parties (the “Buyer”) to purchase the Building and the Land for cash in full on closing which Third Party Offer is acceptable to Landlord, Landlord shall, by notice in writing to Tenant make an offer to sell the Building and the Land to Tenant at the same price and upon the same terms and conditions as are contained in the Third Party Offer. Tenant shall have a period of ten (10) business days from the date the notice is received to accept the offer in writing. The closing of the transaction shall take place forty-five (45) business days after Tenant shall have accepted the offer. If Tenant does not accept the offer, Landlord shall be entitled to sell the Building and the Land in accordance with the Third Party Offer.

17.2
Landlord: In the event of any sale or sales of the Building, Landlord shall be and hereby is entirely released and relieved of all covenants and obligations of Landlord hereunder, provided such purchaser agrees to assume and carry out any and all covenants and obligations of Landlord hereunder.

17.3
Amendment of Lease: No assent or consent to changes in or waiver of any part of this Lease shall be deemed or taken as made unless the same be done in writing and attached or endorsed hereon by Landlord and Tenant. No covenant, term or condition of the present Lease stipulated in favour of a party shall be waived, except by express written consent of that party, whose forbearance or indulgence in any regard whatsoever shall not constitute a waiver of the covenant, term or condition to be performed; and until complete performance of the said covenant, term or condition, the creditor thereof shall be entitled to invoke any remedies available under this Lease or by law despite such forbearance or indulgence.

17.4
Punctual Payment: The acceptance by Landlord of any postdated cheque or money owing for Rent after its due date is to be considered as a mode of collection only, without novation of, nor derogation from, any of Landlord’s rights, recourses and actions in virtue of this Lease which demands punctual payment of all obligations.

17.5
Interest Rate: All sums owing by either party under this Lease not paid when due shall thereafter bear interest at an annual rate equivalent to the greater of twelve percent (12%) or five percent (5%) above the prime lending rate of the Canadian Imperial Bank of Commerce from time to time in effect. Notwithstanding the foregoing, Real Estate Taxes and any other utility charges or taxes not paid when due pursuant to this Lease shall bear interest at a rate equivalent to the greater of twelve percent (12%) per annum above the prime lending rate of the Royal Bank of Canada from time to time in effect or the interest on arrears charged by the relevant public or taxing authorities.

17.6	Imputations: Landlord may impute any of Tenant’s payments in payment of any sum which has become due, regardless of any designation or imputation by Tenant.

17.7	Tenant: All the covenants herein contained shall be deemed to have been made by and with the heirs, executors, administrators and permitted assigns or successors of each of the parties hereto.

17.8
Brokerage Commission: As part of the consideration for the granting of this Lease, Tenant represents and warrants that no broker, agent or other intermediary engaged by Tenant introduced the parties or negotiated or was instrumental in negotiating or consummating this Lease.

17.9
Notice and Demands: Any notice, demand, approval, consent, information, agreement, offer, payment, request or other communication (hereinafter referred to as a “Notice”) to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery or by telecopier addressed or sent as set out below or to such other address or number as may from time to time be the subject of a Notice:

To the Landlord:

Orange Peach Real Estate Inc./
Immeubles Orange Peach Inc.
230 Maisonneuve
Laval, Québec
H7X 3N2

Attention: President

- with a copy to -

Davies Ward Phillips & Vineberg llp
1501 McGill College Avenue
26th Floor
Montréal, Québec
H3A 3N9

Attention: Alain Gaul
Telecopier: (514) 841-6499

To the Tenant:

Magnum Recycle Canada, Inc,
2035 René-Patenaude
Magog, Québec
J1X 7J2

Attention:  Michel Boux

Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent by telecopier, shall be deemed to have been validly and effectively given and received on the business day next following the day it was received. Tenant elects domicile at the Premises for the purpose of service of all notices, writs of summons or other legal documents in any suit at law, action or proceeding which Landlord may take under or in connection with this Lease.

17.10
Publication of Lease: This Lease shall not be published at length but only by notice contemplated by Article 2999.1 of the Civil Code of Québec, the whole at the cost of Tenant, including the cost of publication and providing a copy to Landlord. Such notice shall not contain any reference to the Rent nor to any other financial covenant. Should this Lease be published, Tenant shall, at the expiration or termination thereof, cause same to be radiated at its expense, failing which Landlord will have the right to cause such radiation and charge Tenant with the cost of same.

17.11
Additional Rent: All amounts payable to Landlord by Tenant in virtue of this Lease, with the exception of the Base Rent, shall be Additional Rent, and such rent plus all applicable taxes shall be collectible as such.

17.12
Payment Requirements: Tenant shall pay all amounts which it is required to pay in virtue of this Lease in lawful money of Canada to Landlord in the manner set forth in 17.9 above, or at such other place or to such other person as may be specified from time to time by Landlord, without prior demand for payment thereof being necessary and without any deduction, abatement, diminution, subrogation, set-off or compensation whatsoever.

17.13
Prior Agreements: The present Lease cancels and supersedes any and all prior leases and agreements, written or otherwise, entered into by Landlord and Tenant regarding the Premises leased hereunder. This Lease constitutes the entire agreement between the Parties in respect of the subject matter hereof.

17.14
Severability: If for any reason whatsoever, any term, obligation or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstance is to any extent held to be or is rendered invalid, unenforceable or illegal, then such term, obligation or condition shall be deemed to be independent of the remainder of this Lease and to be severable and divisible therefrom, and its invalidity, unenforceability or illegality shall not affect, impair or invalidate the remainder of this Lease or any part thereof and the remainder of this Lease not affected, impaired or invalidated will continue to be applicable and enforceable to the fullest extent permitted by law and to any circumstance other than those as to which it has been held or rendered invalid, unenforceable or illegal.

17.15	Governing Law: This Lease shall be construed and interpreted in accordance with the laws of the Province of Québec.

17.16
Captions: The captions appearing in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or any provision thereof.

17.17	Time of the Essence: Except where otherwise provided by an express provision of this Lease, Tenant shall be in default by the mere lapse of time for performing its obligations.

17.18
Rights Cumulative: No right, remedy or recourse conferred upon or reserved to Landlord by this Lease is intended to be exclusive of any other right, remedy or recourse conferred upon or reserved to Landlord by this Lease or by law, all of which rights, remedies and recourses shall be cumulative and not in the alternative.

17.19
Performance by Landlord: If Tenant fails to pay any sum to any third party or perform any other obligation under this Lease, unless otherwise provided in this Lease, Landlord may, without notice or mise en demeure to Tenant or any other person, pay the sum or perform the obligation in question in the place and stead of Tenant, who shall thereupon be obliged to repay the sum, or reimburse any costs incurred by Landlord in performing the obligation, as the case may be, together with a fee equal to fifteen percent (15%) of the amount paid or the costs incurred, the whole without prejudice to any other rights or recourses of Landlord which may accrue in the circumstances.

17.20	Waiver: Tenant waives its right to obtain a reduction of rentals pursuant to the first paragraph of Article 1861 of the Civil Code of Quebec.

17.21
Estoppel Certificates. Tenant agrees to execute and deliver to Landlord, as Landlord may direct, within five (5) days from Landlord’s request therefor, a statement in writing certifying that this Lease has been validly executed and delivered by Tenant and is unmodified and in full force and effect (or if modified, stating the modification and that same is in full force and effect as modified), the Commencement Date and the expiration date of the Term of this Lease, the amounts of the Base Rent, Additional Rent and other amounts then payable, the dates to which by installment or otherwise such Base Rent, Additional Rent and other amounts have been paid, whether or not there is any existing default on the part of Landlord and such other matters as Landlord, the owners of the Premises and Land, a lender in respect of the Premises or any prospective purchaser may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser, such owners or the Secured Lender in question.

SECTION XVIII - SURETYSHIP

18.1
Magnum Door shall guarantee, solidarily with the Tenant, all of Tenant’s obligations under this Lease and has executed a Suretyship Agreement in the form attached hereto as Schedule 18.1 to give effect thereto.

SECTION XIX - SCHEDULES

19.1	The Schedules annexed to this Lease are included in and form an integral part of this Lease.

SECTION XX - ENGLISH LANGUAGE

20.1	The parties have requested that this Agreement of Lease be prepared in the English language. Les parties ont demandé que la présente Convention de bail soit rédigée en anglais.

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IN WITNESS WHEREOF, the parties have signed these presents at the place first hereinabove mentioned.

ORANGE PEACH REAL ESTATE INC./ IMMEUBLES ORANGE PEACH INC.

Per:
Name:

Per:
Name:

MAGNUM DOR RESOURCES INC.

Per:
Name: Joseph J. Glusic

Per:
Name: Michel Boux

[Signature Page to the Lease Agreement - 2035 René-Patenaude]

SCHEDULE 2.1

THE PREMISES

An immovable property fronting on René-Patenaude, in the City of Magog, Province of Québec, known and designated as being lot number THREE MILLION ONE HUNDRED FORTY THOUSAND SEVEN HUNDRED SIXTY-FIVE (3 140 765) upon the Official Cadastre of Québec, Registration Division of Stanstead. With the building thereon erected bearing civic number 2035 René-Patenaude, in the City of Magog, Province of Québec, J1X 7J2.

SCHEDULE 18.1

SURETYSHIP AGREEMENT

THIS AGREEMENT is made:

BETWEEN:

ORANGE PEACH REAL ESTATE INC./ IMMEUBLES ORANGE PEACH INC.

(the “Landlord”)

- and -

MAGNUM DOR RESOURCES INC.

(the “Surety”)

In order to induce the Landlord to enter into the lease (the “Lease”) between the Landlord and Magnum Recycle Canada, Inc., as Tenant, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Surety hereby covenants and makes the following surety and agreement (the “Suretyship”) with and in favour of the Landlord:

1.	The Surety hereby agrees with the Landlord, waiving all benefit of division and discussion , at all times during the Term and any extension or renewal of the Term it will:

a.
make the due and punctual payment of all Base Rent, Additional Rent, monies, charges and other amounts of any kind whatsoever payable under the Lease by the Tenant whether to the Landlord or otherwise and whether the Lease has been transferred, disaffirmed, repudiated or disclaimed;

b.	effect prompt and complete performance of all and singular the terms, covenants, provisions and conditions contained in the Lease on the part of the Tenant to be kept, observed and performed; and,

c.
indemnify and save harmless the Landlord from any loss, costs or damages arising out of any failure by the Tenant to pay the aforesaid Base Rent, Additional Rent, monies, charges or other amounts due under the Lease or resulting from any failure by the Tenant to observe or perform any of the terms, covenants and conditions contained in the Lease.

2.
This Suretyship is absolute, unconditional and irrevocable and the obligations of the Surety shall not be released, discharged, exempted or mitigated, and the Suretyship shall not be reduced or limited by:

a.	any extension of time, indulgences or modifications which the Landlord extends to or makes with the Tenant in respect of the performance of any of the obligations of the Tenant under the Lease;

b.	any waiver by or failure of the Landlord to enforce any of the terms, covenants and conditions contained in the Lease;

c.
any Transfer of the Lease by the Tenant or by any trustee, coordinator, monitor, receiver, receiver and manager, interim receiver or liquidator. For the purposes of this Agreement, “Transfer” shall mean an assignment of the Lease in whole or in part, a sub-lease of all or any part of the Premises, any transaction whereby the rights of the Tenant under the Lease or to the Premises are transferred to another, any transaction by which any right of use, usufruct or occupancy of all or any part of the Premises is conferred upon anyone, any change of control, any mortgage, charge or encumbrance of the Lease or the Premises or any part thereof or other arrangement under which either the Lease or the Premises become security for any indebtedness or other obligations and includes any transaction or occurrence whatsoever (including, but not limited to, expropriation, receivership proceedings, seizure by legal process and transfer by operation of law), which has changed or might change the identity of the persons having lawful use or occupancy of any part of the Premises.

d.	any consent which the Landlord gives to any Transfer of the Lease;

e.	any amendment to the Lease or waiver by the Tenant or the Landlord of any of their respective rights under the Lease;

f.
the disaffirmation, repudiation or disclaimer of the Lease by the Tenant or a transferee or any receiver, receiver and manager, interim receiver, coordinator, monitor or trustee of the Tenant or of any transferee;

g.
any modification or amendment to the Lease and any reduction, modification or limitation to the Tenant’s obligations under the Lease in any receivership, proposal, arrangement, bankruptcy, winding up or other creditors’ proceedings;

h.
the loss of securities received or taken by the Landlord from the Tenant or from any other person, nor any event which may prevent (in whole or in part) the Surety from being subrogated in any right of the Landlord, provided the same is not due to the fault of the Landlord;

i.
any release of the Tenant pursuant to the application of the provisions of Articles 1695 and following of the Civil Code of Québec or similar or succeeding legislation and the Surety hereby forever waives any right of release it may have pursuant to the provisions of Article 1698 of the Civil Code of Québec or similar or succeeding legislation;

j.	the expiration of the Term; or

k.
notwithstanding any custom or provision of law to the contrary, including without restriction Article 2363 of the Civil Code of Québec or any similar or succeeding legislation, the cessation of the duties of the Suretyship as principal, shareholder, director or officer of the Tenant or of any other duties of the Surety.

3.
Without limiting the generality of the foregoing section, the Landlord may grant delays and arrangements with creditors, seek other securities, abstain from taking, insuring, exercising or conserving other securities, accept proposals, grant receipts of release and discharge or deal in any other manner with the Tenant and other securities (in the event), or dispose of other securities as the Landlord sees fit and this, without releasing, discharging, exempting nor liberating the Surety from its obligations, nor reducing or limiting this Suretyship in any manner whatsoever, except only to the extent provided by law.

4.
The Surety hereby waives notice of any Transfer of the Lease by the Tenant or by any trustee, coordinator, monitor, receiver and manager, interim receiver or liquidator of the Tenant, and of any Transfer of the Lease by the Landlord.

5.
Any notice which the Landlord desires to give to the Surety shall be sufficiently given if delivered personally to the Surety or if mailed by prepaid registered or certified post addressed to the Surety at the Premises, and every such notice is deemed to have been given upon the day it was so delivered personally, or if mailed, two (2) days following the date of mailing.  The Surety may designate by notice in writing to the Landlord a substitute address in Canada for that set forth above and thereafter notices shall be directed to such substitute address.

6.	In the event of a default under the Lease or under this Agreement, the Surety waives all rights, (if any) to require the Landlord to:

a.	proceed against the Tenant or pursue any rights or remedies against the Tenant with respect to the Lease or discuss the property of the Tenant;

b.	proceed against or exhaust any security or other recourse of, or against the Tenant, or other persons (including any other person having, in any manner, guaranteed the obligations of the Tenant); or,

c.	pursue any other remedy whatsoever in the Landlord’s power.

7.
The Landlord has the right to enforce this Suretyship regardless of the acceptance of additional security from the Tenant or other persons and regardless of any release or discharge of the Tenant by the Landlord or by others or by operation of any law.

8.
Without limiting the generality of the foregoing, the liability of the Surety under this Suretyship is not and is not deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of the Tenant or the transferee in any receivership, proposal, arrangement, bankruptcy, winding-up or other creditors’ proceedings or the rejection, repudiation, disaffirmance or disclaimer of the Lease in any proceeding, proposal, receivership, arrangement, bankruptcy, winding-up or other creditor’s proceedings, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Term as if the Lease had not been disaffirmed repudiated, terminated or disclaimed. The liability of the Surety shall not be affected by any repossession of the Premises by the Landlord, provided, however, that the net payments received by the Landlord after deducting all costs and expenses of repossessing and reletting the Premises shall be credited from time to time by the Landlord against the indebtedness of the Surety hereunder and the Surety shall pay any balance owing to the Landlord from time to time within five (5) business days after demand.

9.
No action or proceedings brought or instituted under this Suretyship and no recovery in pursuance thereof shall be a bar or defence to any further action or proceeding which may be brought under this Suretyship by reason of any further default hereunder or in the performance and observance of the terms, covenants, provisions and conditions contained in the Lease.

10.	No modification of this Suretyship shall be effective unless the same is in writing and is executed by both the Surety and the Landlord.

11.	The Surety shall, without limiting the generality of the foregoing, be bound by this Suretyship in the same manner as though the Surety was the Tenant named in the Lease.

12.
All of the terms, covenants and conditions of this Suretyship extend to and are binding upon the Surety, its successors and assigns, as the case may be, and enure to the benefit of and may be enforced by the Landlord, its successors and assigns, as the case may be.

13.
The Surety shall not have the right to terminate the present Suretyship pursuant to the provisions of Article 2362 of the Civil Code of Québec or any similar or succeeding legislation and hereby forever waives any rights the Surety may have presently or in the future to so terminate the present Suretyship.

14.	If a part of this Suretyship or the application of it to a person or circumstance is to any extent held or rendered invalid, unenforceable or illegal, the part:

a.
is independent of the remainder of the Suretyship and is severable from it, and its invalidity, unenforceability or illegality does not affect, impair or invalidate the remainder of this Suretyship; and

b.
continues to be applicable to and enforceable to the fullest extent permitted by law against any person and circumstance except those as to which it has been held or rendered invalid, unenforceable or illegal.

15.
The Surety and Landlord acknowledge and covenant that all provisions of this Suretyship have been fully and freely discussed and negotiated and that the execution of the present Suretyship constitutes and is deemed to constitute full and final proof of the foregoing.

16.
The Surety and Landlord acknowledge and covenant to have read, examined, understood and approved all the provisions of this Suretyship and the Lease and that a copy thereof has been remitted to the Surety and the Surety further acknowledges having obtained all information useful or necessary to take an enlightened decision to execute the present Suretyship.

17.	The mere lapse of time for the Surety performing any of its obligations under this Suretyship shall constitute the Surety in default.

18.	The terms and expressions used in this Suretyship have the same meaning as in the Lease.

19.
This Suretyship shall be construed in accordance with the laws of the Province of Québec and the Surety hereby submits to the jurisdiction of the Courts of the Province of Québec in any action or proceeding whatsoever by the Landlord to enforce its rights hereunder.

20.
Wherever in this Suretyship reference is made to either the Landlord or the Tenant, the reference is deemed to apply also to their respective successors and assigns.  Any assignment by the Landlord of any of its interests in the Lease operates automatically as an assignment to such assignee of the benefit of this Suretyship without the need of any notification to the Surety.

21.
The parties hereto have required that this Agreement and all notices, deeds, documents and other instruments to be given or executed pursuant hereto be drawn in the English language only. Les parties ont exigé que la présente entente ainsi que tous les avis et autres documents à être donnés ou exécutés en vertu des présentes soient rédigés en langue anglaise seulement.

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IN WITNESS WHEREOF the Landlord and the Surety have signed this Suretyship.

ORANGE PEACH REAL ESTATE INC./ IMMEUBLES ORANGE PEACH INC.

Per:
Name:

Per:
Name:

MAGNUM DOR RESOURCES INC.

Per:
Name:

Per:
Name: